Exhibit H(30)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 16th day of December, 2014.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Total Return Bond Fund, (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement; and

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager, this Agreement supersedes and replaces, with respect to this Fund only, the Expense Limitation Agreement dated April 30, 2014;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to:

(i)	waive 0.05% of the management fees of the Fund through April 30, 2016; and

(ii)	cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2016, to the extent that Total Annual Fund Operating Expenses after Fee Waiver and Expense Reimbursement would otherwise exceed .60% and ..85% for Class II and Service Class I shares, respectively.

This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 16th day of December, 2014.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Eric Wietsma
Eric Wietsma, President

MML SERIES INVESTMENT FUND
on behalf of the MML Total Return Bond Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer